EXHIBIT 99.1
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   [GRAPHIC OMITTED]
     Spectra Site
Getting Networks on Air


CONTACT:  Investor Relations Department
          919-466-5492
          investorrelations@spectrasite.com
          ---------------------------------


                       SPECTRASITE ANNOUNCES CHANGE TO ITS
                               BOARD OF DIRECTORS

CARY, NC, OCTOBER 4, 2004 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, announced today that it reduced the size of its Board of Directors from ten members to eight members.

Robert Katz and Richard Masson, each of whom is affiliated with former significant shareholders of the Company, have resigned from the company's Board of Directors. Robert Katz is associated with Apollo Management, L.P., and Richard Masson is associated with Oaktree Capital Management, LLC. Affiliates of Apollo Management V, L.P., and certain funds managed by Oaktree Capital Management, LLC, were the Company's largest shareholders when the Company emerged from restructuring on February 10, 2003, and Messrs. Katz and Masson were named members of SpectraSite's Board of Directors at that time. Since then, Apollo Management and Oaktree Capital Management have liquidated their ownership positions in the company in three secondary offerings, the last of which was completed on May 10, 2004.

In describing the departure of Messrs. Katz and Masson, Stephen H. Clark, President and CEO of SpectraSite stated, "Rob Katz and Richard Masson have been instrumental to SpectraSite's success over the last two years. However, since their firms no longer maintain an ownership position in the Company, we fully understand their decision. Given the expansion of our Board of Directors that took place in June of this year, I am confident in saying that SpectraSite has never been in a stronger position from a Board of Directors and a governance standpoint."

On June 22, 2004, SpectraSite named six new members to its Board of Directors. After giving effect to the departure of Messrs. Katz and Masson, SpectraSite's Board of Directors will consist of eight members, six of whom are independent directors.

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At June 30, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,604 towers and in-building sites primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.


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SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial outlook, future expectations, financial and operating projections, plans and strategies, its share repurchase program and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions, (iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2004 Outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.


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